CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 32 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated March 13, 2002, relating to the financial statements and financial highlights which appear in the January 31, 2002 Annual Reports to Shareholders of Liberty New York Tax-Exempt Fund and Liberty Ohio Tax-Exempt Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants/Auditors of the Funds" in such Registration Statement.




PricewaterhouseCoopers LLP
Boston, Massachusetts
May 28, 2002